Exhibit 10.18

AGREEMENT OF LEASE

Made of this      day of December, 1998, by and between WE’RE ASSOCIATES COMPANY, a New York general partnership having its principal office at 100 Jericho Quadrangle, Jericho, New York 11753, hereinafter referred to as “Landlord” and AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC., a New York Corporation, with offices located at 50 Republic Road, Melville, NY 11747-4125, hereinafter referred to as “Tenant”.

WITNESSETH: Landlord and Tenant hereby covenant and agree as follows:

SPACE

1. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the space consisting of a portion of the Third Floor, North Wing substantially as shown on the rental plan initialed by the parties and made part hereof as Exhibit 1 in the building known as Two Huntington Quadrangle, Melville, New York 11747 (the “Building”), hereinafter referred to as the “demised premises”. The parties agree that for all purposes of this lease the demised premises consist of 22,437 of rentable square feet. Tenant shall also be permitted to use, on a non-exclusive basis, in common with other tenants at the Building, the common facilities of the Building. Such use of such facilities shall be subject to such reasonable rules, regulations and procedures governing the use thereof as Landlord shall from time to time promulgate.

TERM

2. The term of this lease shall commence on January 15, 1999, hereinafter referred to as the “Term Commencement Date”, and shall terminate on February 15, 2009 hereinafter referred to as the “Expiration Date”, unless earlier terminated or extended as provided herein.

If, on the foregoing date specified for the Term Commencement Date, “Landlord’s Initial Construction” (as defined in Article 5 hereof) shall not be “substantially completed” in accordance with Schedule A annexed hereto, then the Term Commencement Date shall be postponed until the date on which Landlord’s Initial Construction shall be “substantially completed” and the term of this lease (hereinafter referred to as the “Demised Term”) shall be extended so that the Expiration Date shall be ten (10) years one (1) month after the last day of the month in which the Term Commencement Date occurs. “Substantially completed” as used herein is defined to mean when the only items of Landlord’s Initial Construction to be completed are those which do not materially interfere with the Tenant’s use and occupancy of the demised premises. Should the Term Commencement Date be a date other than the first day of the month, the Tenant shall pay a pro rata portion of the rent from such date to the fist day of the following month.

RENT

3. A. The base annual rental rate payable by Tenant shall be $426,303. The base annual electricity rate ($2.40 per rentable square foot) payable by Tenant shall be $53,848.80. Thus, the total base annual rent and electricity rate payable by Tenant shall be $480,586.20, which Tenant agrees to pay in equal monthly installments in advance, on the first day of each calendar month during the Demised Term at the office of Landlord, except that Tenant shall pay the first monthly installment on execution hereof. Tenant shall pay the rent as above and as hereinafter provided, without any set off or deduction whatsoever. As used herein, the term “Lease Year” shall mean each consecutive twelve (12) calendar month period, the first such period commencing on the Term Commencement Date and ending on the day immediately preceding the first anniversary of the Term Commencement Date; provided, however, if the Term Commencement Date shall be a date other than the first day of a calendar month, then the first Lease Year shall commence on the Term Commencement Date and shall end on the last day of the month in which the first anniversary of the Term Commencement Date shall occur.

Anything herein contained to the contrary notwithstanding:

(i)	for the period January 15, 1999 to and including February 14, 2000 (“Period 1”), Tenant shall pay Landlord: (a) base annual rent in the sum of $365,427; and (b) base annual electricity in the sum of $53,760 (subject to increase as provided in Schedule C) [ together, the period 1 Rent]; and

(ii)	for the period February 15, 2000 to and including the Expiration Date (“Period 2”) Tenant shall pay Landlord: (a) base annual rent in the sum of $426,303 and (b) base

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annual electricity in the sum of $53,848 (subject to increase as provided in Schedule C) [together, the Period 2 Rent].

(iii)	Provided, however, that if, during Period 1, Tenant shall fail to pay the Period 1 Rent in full on a timely basis or if, during Period 1 or Period 2, Tenant shall otherwise default under this Lease, then, in such an event, Tenant shall be required to pay the Period 2 Rent retroactive to the Term Commencement Date.

B. The fixed annual rent set forth in Section 3.A hereof shall be increased on each anniversary of the Term Commencement Date throughout the Demised Term (including any renewal period) by an amount equal to three (3%) percent of the fixed annual rent payable during the Lease Year immediately preceding such anniversary (excluding escalations pursuant to Article 11 or Schedule C) (e.g., during the second (2nd) Lease Year, the fixed annual rent shall be $439,092 ($426,303 and 3% of $426,303 for base rent and *$53,848.80 for included electric)).

*	Note: $53,848.80 included electric is subject to escalations pursuant to Schedule C.

C. Anything contained herein to the contrary notwithstanding, Tenant shall be entitled to occupy the demised premises without any obligations to pay rent or additional rent for the period commencing on the Term Commencement Date and terminating one calendar month thereafter. Such occupancy shall be subject to all of the other terms, covenants and conditions set forth in this Lease.

D. If Tenant shall fail to pay when due any installment of fixed annual rent or any payment of additional rent for a period of five (5) days after such installment or payment shall have become due, Tenant shall pay interest thereon at the lesser rate of (i) four percent (4%) per annum in excess of the prime interest rate of Citibank, N.A., as publicly announced from time to time or, if Citibank, N.A. shall cease to exist or announce such rate, any similar rate designated by Landlord which is publicly announced from time to time by any other bank in the City of New York having combined capital and surplus in excess of One Hundred Million and 00/100 Dollars ($100,000,000) (“Prime Rate”), or (ii) the maximum rate of interest, if any, which Tenant may legally contract to pay, from the date when such installment or payment shall have become due to the date of the payment thereof, and such interest shall be deemed additional rent. In addition, Tenant shall pay to Landlord a late fee in the amount of five percent (5%) of such overdue amount to compensate Landlord for its administrative costs associated with such failure to timely pay. Such fee shall be deemed additional rent and shall be payable immediately upon demand. This provision is in addition to all other rights or remedies available to Landlord for nonpayment of fixed annual rent or additional rent under this lease and at law and in equity.

USE

4. The Tenant shall use and occupy the demised premises only as executive administrative offices and mail order of prescription drugs and related products for its business and for no other purpose.

LANDLORD’S ALTERATIONS FOR TENANT

5. Landlord, at its expense, will perform the work and make the installations as set forth in the mutually acceptable plan and Schedule A annexed hereto, which is sometimes herein referred to as the “Landlord’s Initial Construction” Tenant shall not alter, demolish or remove Landlord’s Initial Construction, or any part thereof unless Tenant shall, prior to the commencement thereof, obtain Landlord’s written consent thereto, and pay to Landlord a sum, fixed by Landlord, for the restoration thereof. Landlord and Tenant acknowledge that Tenant will be constructing a 10,000/100,000 clean room at its sole cost and expense. Said Construction shall be in compliance with all the provisions of Article 15.

UTILITIES

6. Landlord, during the hours of 8:00 A.M. to 6:00 P.M. on weekdays and on Saturdays from 9:00 A.M. to 1:00 P.M. (Working Hours), excluding legal holidays (presently, New Year’s Day, President’s Day, Memorial Day Independence Day, Labor Day, Thanksgiving Day and Christmas Day), shall furnish the demised premises with heat and air-conditioning in the respective seasons, furnish elevator service to the demised premises and provide the demised premises with electricity for lighting and usual office equipment pursuant to Schedule C.

LANDLORD’S REPAIRS AND MAINTENANCE

7. Landlord, at its expense, will make all repairs to and provide the maintenance for the common area and base systems of the Building as set forth in Schedule B Section IV, except such repairs (whether structural or otherwise) and maintenance as may be necessitated by the negligence, improper care or use of such premises an

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facilities by Tenant, its agents, employees, licenses or invitees, which will be made by Tenant at Tenant’s expense as provided in Article 12 hereof. Tenant acknowledges that Landlord shall have no obligation to perform its repair and maintenance obligations hereunder, except during Landlord’s regular working hours, except in the event of an emergency. If Tenant desires Landlord to perform any such repair and maintenance obligations at any hours other than Landlord’s regular working hours, Landlord shall use its reasonable efforts to accommodate Tenant’s request, provided, however, that Tenant shall pay to Landlord, as additional rent, any overtime charges incurred by Landlord as a result thereof.

WATER SUPPLY

8. Landlord, at its expense, shall furnish hot and cold water for lavatory purposes and chilled water for drinking purposes.

PARKING FIELD

9. Tenant shall have the right to use 95 parking spaces of which 2 spaces shall be reserved, for the parking of automobiles of the Tenant, its employees and invitees, in the parking area reserved for tenants of the Building (hereinafter sometimes referred to as “Building Parking Area”) subject to the Rules and Regulations now or hereafter adopted by Landlord. Tenant shall not use nor permit any of its officers, agents or employees to use any parking area other than the Building Parking Area, nor use in excess of Tenant’s allotted number of spaces therein. Tenant further acknowledges that a violation of the provisions of this Article 9 shall constitute a material breach of the lease.

DIRECTORY

10. Landlord will furnish in the lobby of the Building a directory which will contain listing(s) requested by Tenant not to exceed twenty (20) listings. There will be a charge for the replacement of listing(s).

TAXES

11. A. If the Taxes which would be assessable to the Landlord in any escalation year (without taking into consideration any reductions or abatements granted to the Landlord by the taxing authorities by reason of vacancies or other hardships or provisions of law) shall be increased above the Tax Base, then the Tenant shall pay to the Landlord as additional rent for such escalation year a sum equal to 6.345% of such increases in Taxes (based on the ratio of the demised premises area of 22,437 square feet to the Building Area of 353,590 square feet). Tax Base shall be total Taxes due for the tax year 1998/1999. Any refund due to Tenant shall be debited by Tenant’s proportionate share of all legal, experts, administrative and other costs, fees or expenses incurred in connection with obtaining such reduction.

DEFINITIONS

B. As used in and for the purposes of this Article 11, the following definition shall apply:

i. The term “Taxes” shall be deemed to include all real estate taxes and assessments, special or otherwise and sewer rents, upon or with respect to the Building and the land allocated to it including all parking areas (hereinafter called the “Real Property”). If, due to any change in the method of taxation, any franchise income, profit, sales, rental use and occupancy, or other tax shall be substituted for, or levied against Landlord or any owner of the Building or the Real Property in lieu of, any real estate taxes, assessments or sewer rents upon or with respect to the Real Property, such tax shall be included in the term Taxes for the purposes of this Article.

PROCEDURE FOR INVOICING AND PAYMENT OF ADDITIONAL RENT

C. i. Landlord shall render to Tenant a statement containing a computation of additional rent due under this Article (“Landlord’s Statement”) at any time and from time to time as such becomes due. Within ten (10) days after the renditions of the Landlord’s Statement which shows additional rent to be payable, Tenant shall pay to Landlord the amount of such additional rent. On the first day of each month following rendition of each Landlord Statement. Tenant shall pay to Landlord, on account of the prospective additional rent, a sum equal to one-twelfth (1/12th) of the annualized additional rent last paid by Tenant.

ii. Following each Landlord’s Statement, Tenant shall be debited with any additional rent shown on such Landlord’s Statement to be payable, and credited with the aggregate amount paid by Tenant accordance with the provisions of subsection 11.C.i above on account of the potential additional rent.

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iii. The obligations of Landlord and Tenant under the provisions of this Article 11 with respect to any additional rent for any Lease Year shall survive the expiration or any sooner termination of the Demised Term.

iv. In the event that Tenant challenges the amount of additional rent payable pursuant to this Article 11, then, as a condition precedent to the submission of a dispute as to such amount to judicial review, and pending the determination of any dispute, Tenant shall promptly pay the additional rent as demanded by Landlord. After such determination, any adjustment in the disputed amount shall be made within thirty (30) days.

TENANT’S REPAIRS

12. A. Except for replacements and repairs to the base Building systems, Tenant shall be responsible for all replacements and repairs within the demised premises. In furtherance thereof, Tenant shall, throughout the Demised Term, take good care of the demised premises and the fixtures and appurtenances therein and, at Tenant’s sole cost and expense, make all non-structural repairs thereto, and, as required, non-structural replacements thereof, as and when needed to preserve the same in good working order and condition, reasonable wear and tear, obsolescence and damage from the elements, fire or other casualty, excepted. Notwithstanding the foregoing, all damage or injury to any part of the Building, or to the fixtures, equipment and appurtenances thereof, whether requiring structural or non-structural repairs, caused by or resulting from carelessness, omission, neglect or improper conduct of Tenant, Tenant’s servants, employees, invitees or licensees, shall be repaired promptly by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord. Tenant shall also repair all damage to the Building caused by the moving of Tenant’s fixtures, furniture or equipment. Any repairs or replacements to be made by Tenant shall be made with reasonable diligence, in a good and workmanlike manner and so as not to unreasonably interfere with other tenant’s use and occupancy of the Building.

B. Except as provided in Article 25 hereof, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs, alterations, additions or improvements in or to any portion of the Building or the demised premises, or in or to fixtures, appurtenances, or equipment thereof, and no liability upon Landlord for failure of Landlord or others to make any repairs, alterations, additions or improvements in or to any portion of the Building or of the demised premises, or in or to the fixtures, appurtenances or equipment thereof. Any repairs which Tenant may be required to carry out pursuant to the terms hereof may, at Landlord’s option, be made by Landlord at the expense of Tenant upon written notice to Tenant except in case of emergency, and the reasonable expenses thereof incurred by Landlord shall be collectible as additional rent after the rendition of a bill or statement therefor.

FLOOR LOADING

13. The emplacement of any equipment which will impose an evenly distributed floor load in excess of 50 pounds per square foot shall be done only after written permission is received from the Landlord. Such permission will be granted only after adequate proof is furnished by a professional engineer that such floor loading will no endanger the structure.

FIXTURES AND INSTALLATIONS

14. All appurtenances, fixtures, improvements, additions and other property attached to or built into the demised premises, whether by Landlord or Tenant or others, and whether at Landlord’s expense, or Tenant expense, or the joint expense of Landlord and Tenant, shall become and remain the property of Landlord, and shall remain upon and be surrendered with the demised premises unless Landlord, by notice to Tenant no later than twenty days prior to the date fixed as the termination of this lease, elects to have them removed by Tenant, in which event, the same shall be removed from the premises by Tenant forthwith, at Tenant’s expense. Nothing in this Article shall be construed to prevent Tenant’s removal of trade fixtures, but upon removal of any such trade fixture from the premises or upon removal of other installations as may be required by Landlord, Tenant shall immediately and at its expense, repair and restore the premises to the condition existing prior to installation and repair and damage to the demised premises or the Building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the premises after Tenant’s removal shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the premises at Tenant’s expense. All the outside walls of the demised premises including corridor walls and the outside entrance doors to the demised premises, any balconies, terraces or roofs adjacent to the demised premises and any space in the demised premises used for shafts, stacks, pipes, conduits, ducts or other building facilities, and the use thereof, as well as access thereto in and through the demised premises for the purpose of operatic maintenance, decoration and repair, are expressly reserved to Landlord, and Landlord does not convey any rights

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Tenant therein. Notwithstanding the foregoing, Tenant shall enjoy full right of access to the demised premises through the public entrances, public corridors and public areas within the Building.

ALTERATIONS

15. A. Tenant shall make no alterations, decorations, installations, additions or improvements in or to the demised premises without Landlord’s prior written consent (which consent shall not be unreasonably withheld), and then only by contractors or mechanics approved by Landlord and at such times and in such manner as Landlord may from time to time designate. Tenant shall notify Landlord as to when such work will commence, such notice to be given at least five (5) business days prior to the commencement thereof. Landlord shall have the right to make inspections of any such work being carried out by Tenant or on Tenant’s behalf at any reasonably time during the progress of such work. Anything herein contained to the contrary notwithstanding, this Article 15A. shall not apply to non-structural alterations and/or decorations costing less than $25,000 in the aggregate.

B. All installations or work done by Tenant shall be done in a good and workmanlike manner and shall at all times comply with;

i. Laws, rules, orders and regulations of governmental authorities having jurisdiction thereof.

ii. Rules and regulations of Landlord, as promulgated from time to time.

iii. Plans and specifications prepared by and at the expense of Tenant theretofore submitted to Landlord for its prior written approval; no installations or work shall be undertaken, started or begun by Tenant, its agents, servants or employees, until Landlord has approved such plans and specifications; and no amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord, and shall be subject to Landlord’s supervisory fee charge.

Tenant agrees that it will not, either directly or indirectly, use, suffer or permit any contractors, sub-contractors and/or labor and/or materials if the use of such contractors and/or labor and/or materials would or will create any difficulty with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof. Tenant shall, before making any alterations, additions, installations or improvements, at its expenses, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord and Tenant agrees to carry and will cause Tenant’s contractors and sub-contractors material persons to carry such workmen’s compensation, general liability, personal and property damage insurance as Landlord may require. Tenant agrees to obtain and deliver to Landlord, written and unconditional waivers of mechanic’s liens upon the real property if which the demised premises are located, for all property in which the demised premises are located for all work labor and services performed and materials furnished in connection with such work after payment therefore, signed by all contractors, sub-contractors, materialmen and laborer involved in such Work. Notwithstanding the foregoing, if any mechanic’s lien’s filed against the demised premises, or the Building, for work claimed to have been done for, or materials furnished to, Tenant, whether or not done pursuant to this Article the same shall be discharged by Tenant within ten days thereafter, at Tenant’s expenses, by filing the bond required by law. Failure t_ so discharge any mechanic’s lien shall be a material default under this lease.

C. Anything contained herein to the contrary notwithstanding, Tenant shall make no alterations, decorations, installations, additions or improvements in or to the demised premises which shall in any way affect utility services or plumbing and electrical lines. Moreover, Landlord shall not be deemed to have acted unreasonably for withholding consent to any alterations, decorations, installations, additions or improvement which : (i) involve or might affect any structural or exterior element of the Building outside the demised premises the Building, or (ii) will require unusual expense to readapt the demised premises to normal office use on the expiration of the Demised Term or increase the cost of construction or of insurance or taxes on the Building or the services called for hereunder unless Tenant first gives assurances acceptable to Landlord for payment of such increased cost and that such _eadaption will be made prior to the Expiration Date without expense to Landlord.

REQUIREMENTS OF LAW

16. A. Tenant, at Tenant’s cost, shall comply with all laws and governmental rules and regulations arising out of or relating to Tenant’s use and occupancy of the demised premises.

B. Tenant shall not permit any “Hazardous Materials” (as defined below) in the demised premise. The term Hazardous Materials shall mean any biologically or chemically active or other toxic or hazardous waste, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, a substances defined or listed as “hazardous substances” or “ toxic substances” or similarly identified in or pursuant

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laws or governmental rules and regulations except for drugs and related items kept at the demised premiss in the normal course of Tenant’s business.

C. Tenant shall indemnify, defend and hold Landlord harmless from or against any and all claims, actions or proceedings arising from Tenant’s failure to comply with Article 16.A and/or 16.B and all costs, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon. Tenant, upon notice from Landlord, agrees that Tenant, at Tenant’s expenses, will resist or defend such action or proceeding and will employ counsel therefor reasonably satisfactory to Landlord. Tenant’s liability under this lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, invitee or licensee of Tenant or any subtenant.

END OF TERM

17. A. Upon the expiration or other termination of the Demised Term, Tenant shall quit and surrender to Landlord the demised premises, broom clean, in good order and condition, ordinary wear and damage by fire or other casualty loss excepted, and Tenant shall remove all of its property (excluding such property stated to remain the property of Landlord pursuant to Article 14), and shall repair all damage to the demised premises or the Building occasioned by such removal. Any property not removed from the premises shall be deemed abandoned by Tenant and may be disposed of in any manner deemed appropriate by the Landlord at Tenant’s expense. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Demised Term. If the last day of the Demised Term or any renewal hereof falls on Sunday or a legal holiday, this lease shall expire on the business day immediately preceding.

B. Tenant acknowledges that possession of the demised premises must be surrendered to Landlord at the expiration or sooner termination of the Demised Term. Tenant hereby agrees to identify and save Landlord harmless against any and all costs, damages, claims, loss or liability resulting from delay by Tenant in so surrendering the demised premises, including without limitation, any claims made by any succeeding tenant, founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender possession of the demised premises as aforesaid will be extremely substantial, will exceed the amount of monthly rent theretofore payable hereunder, and will be impossible of accurate measurement. Tenant therefore agrees that if possession of the demised premises is not surrendered to Landlord on or before the date of the expiration or other termination of the Demised Term, time being of the essence with respect thereto then, in addition to any other remedies and/or damages otherwise available to Landlord hereunder or at law, Tenant agrees to pay Landlord, for each month and for each portion of any month during which Tenant holds over in the demised premises after expiration or other termination to the Demised Term, a sum equal to two (2) times the rent and additional rent (inclusive of escalations) that was payable per month under this lease during the last month of the term thereof. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant remaining in possession of the demised premises after the expiration or other termination of the Demised Term. Landlord shall be entitled to pursue any action necessary to recover immediate possession of the demised premises notwithstanding Tenant’s payment of the aforementioned sum. The aforesaid provisions of this paragraph shall survive the expiration or sooner termination of the Demised Term.

QUIET ENJOYMENT

18. Landlord covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions on Tenant’s part to be observed and performed Tenant may peaceably and quietly enjoy the demised premises during the Demised Term without hindrance or molestation by anyone claiming by or through Landlord, subject, nevertheless, to the terms, covenants and conditions of this lease including, but not limited to, Article 23. Tenant acknowledges that Landlord is granting similar quiet enjoyment to other tenants in the Building. Tenant covenants and agrees not to do, suffer or premises anything that would breach any such similar covenant.

SIGNS

19. No signs may be put on or in any window nor on the exterior of the Building. Any signs or lettering the public corridors or on the doors must be submitted to Landlord for approval before installation, which approval shall not be unreasonably withheld.

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RULES AND REGULATIONS

20. Tenant and Tenant’s agents, employees, visitors, and licensees shall faithfully comply with the Rules and Regulations set forth on Schedule D annexed hereto and made part hereof, and with such further reasonable Rules and Regulations as Landlord at any time may make and communicate in writing to Tenant which, in the Landlord’s judgment, shall be necessary for the reputation, safety, care or appearance of the Building and land allocated to it or the preservation of good order therein, or the operation or maintenance of the Building, its equipment and such land, or the more useful occupancy or the comfort of the tenants or others in the Building. Landlord shall not be liable to Tenant for the violation of any of said Rules and Regulations, or the breach of any covenant or condition of any lease by any other tenant (including their agents, guests, employees and invitees) in the Building. Rules and Regulations shall be uniformly applied where possible.

ASSIGNMENT AND SUBLETTING

21. A. Tenant, for itself, its successors, undertenants and assigns (all of the foregoing hereinafter referred to as the “Tenant”), expressly covenants that it shall not assign, mortgage or encumber this lease, nor underlet the demised premises or any part thereof, or license or permit the demised premises or any part thereof to be used by others, without the prior written consent of the Landlord in each instance and upon due compliance with the provisions of this Article 21.

B. Tenant shall have no right to assign this lease or sublet all or any portion of the demised premises until Tenant has been in possession of the demised premises for at least two (2) years except as set forth in Paragraph F of this Article 21.

C. Prior to requesting the approval of Landlord to an assignment or subletting as hereinafter provided, Tenant shall, by notice as provided in Article 35, advise the Landlord of all the terms, covenants and conditions of the Tenant’s proposed sublease or assignment, including providing Landlord with a true, accurate and complete copy of the agreement with the proposed assignee/subtenant, and shall offer to the Landlord the option: (i) to terminate the lease as of the last day of any calendar month of the term hereof, which day shall be prior to the effective date of such proposed sublease or assignment and after Landlord’s Acceptance Period (as such phrase to hereinafter defined) , and to vacate and surrender the demised premises to Landlord’s or (ii) to execute a sublease for the said space with the Landlord on the same terms and conditions as are contained in the proposed sublease or assignment. Landlord shall have sixty (60) days after the receipt of such offer to accept in writing either or neither of such offers (“Landlord’s Acceptance Period”).

D. Upon Tenant’s due compliance with the aforesaid provisions of this Article 21, and if Landlord shall not accept either of Tenant’s aforesaid offers, Landlord agrees not to unreasonably withhold its consent to an assignment or subletting, provided that the Tenant is not then in default under this lease and that the proposed assignee or undertenant is financially responsible, of good reputation and engaged in a business compatible with the business generally carried on in the Building and that the proposed assignment or sublease would not be inconsistent with any agreement previously made with any other tenant or mortgagee, and further provided that such assignee or undertenant shall execute and deliver to Landlord and assumption agreement wherein it agrees to perform all the obligations of the Tenant under this lease in form appropriate for recording, and provided, in the case of a sublease that the annual rental rate under such sublease is not less than the prevailing rate per square foot at Two Huntington Quadrangle, Melville, NY.

E. No assignment of this lease or underletting of the demised premises shall release or discharge the Tenant hereunder from any of its obligations to be performed under this lease. The consent by Landlord to all assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting.

F. If Tenant is a corporation, Tenant may assign this lease to any successor by merger or consolidation or sale of substantially all of the assets or more than 51% of the stock, provided (i) that a copy of said assignment, in recordable form, is delivered to the Landlord containing a full assumption by the assignee of all the Tenant’s obligations hereunder and (ii) that such successor shall have had, for each of its prior two (2) fiscal years, net worth equal to or greater than Tenant’s net worth. In the event that such successors shall be unable to satisfy the provisions of sub-clause (ii) above, as a condition to such assignment, such successor shall post additional security equal to four (4) months of the then current total base annual rent and additional rent.

G. Except as expressly otherwise provided in Section 21.F hereof, the following shall be deemed an “assignment” of this lease for the purposes of Article 21:

i. an assignment of a part interest in this lease;

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ii. one or more sales or transfers, by operation of law or otherwise, or creation of new stock or issuance of additional shares of stock, resulting in a transfer of at lease fifty-one (51%) percent of the oustanding stock of Tenant, if Tenant is a corporation, or of any corporate subtenant, except that the transfer of the outstanding capital stock of any corporate tenant, or subtenant, shall be deemed not to include the sale of such stock by persons or parties, other than those deemed “affiliates” of Tenant within the meaning of Rule144 promulgated under the Securities Act of 1933, as amended, through the “over-the-counter market” or through any recognized stock exchange;

iii. one or more sales or transfers, by operation of law or otherwise, resulting in a transfer of at least fifty-one (51%) percent of the total interests in Tenant, if Tenant is a partnership, limited liability company or partnership, or in any partnership subtenant; or

iv. Tenant’s entering into a takeover agreement affecting this lease.

For the purposes of this Article 21, a modification, amendment or extension of a sublease shall be deemed a sublease.

H. If Tenant assigns, sells, conveys, transfers, mortgages, pledges or sublets this lease, the demised premises, or any portion thereof in violation of this Articles 21, or if the demised premises are occupied by anybody other than Tenant, Landlord may collect rent from any assignee, sublessee or anyone who claims a right to this Agreement or letting or who occupies the demised premises, and Landlord shall apply the net amount collected to the annual rental herein reserved; and no such collection shall be deemed a waiver by Landlord of the covenants contained in this Article nor an acceptance by Landlord of any such assignee, sublessee, claimant or occupant as Tenant, nor a release of Tenant from the further performance by Tenant of the covenants contained herein.

I. Tenant shall pay, as additional rent, the reasonable cost of Landlord’s attorneys’ fees (including, without limitation, reasonable disbursements) in connection with any permitted subletting or assignment pursuant to this Article 21.

LANDLORD’S ACCESS TO PREMISES

22. A. Landlord or Landlord’s agents shall have the right to enter and/or pass through the demised premises at all reasonable times upon reasonable notice to Tenant except in case of emergency, to examine the same, to show them to mortgagees, ground lessors, prospective purchasers or lessees or mortgagees of the Building, adjusters or any other persons, and to make such repairs, improvements or additions as Landlord may deem necessary or desirable and Landlord shall be allowed to take all material into and upon and/or through said demised premises that may be required therefor. Landlord acknowledges that there are special laws, rules, and regulations regarding entry to the pharmacy area. Landlord will use its best efforts to comply except in case of an emergency. During the one (1) year prior to the expiration of the Demised Term, or any renewal term, Landlord may exhibit the demised premises to prospective tenants or purchasers at all reasonable hours and without unreasonably interfering with Tenant’s business. If Tenant shall not be personally present to open and permit an entry into said premises, a any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, without rendering Landlord or such agent liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property). If during the last month of the Demised Term, Tenant shall have removed all or substantially all of Tenant’s property therefrom, Landlord may immediately enter, alter, renovate or redecorate the demised premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation and such act shall have no effect on this lease or Tenant obligations hereunder.

B. Landlord shall also have the right at any time to use, maintain and replace pipes and conduits in and through the demised premises and to erect new pipes and conduits therein, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or other public parts of the Building, provided, however, that Landlord shall make to change in the arrangement and/or location of entrances or passageways or other public parts of the Building which will adversely affect in any material manner Tenant’s use and enjoyment of the demised premises unless required by law or governmental authority. Landlord shall also have the right, at any time, to name the Building, to display appropriate signs and/or lettering on any or any entrances to the Building, and to change the name, number or designation by which the Building is common know.

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C. Neither this lease nor any use by Tenant shall give Tenant any right or easement to the use of any door or passage or concourse connecting with any other building or to any public conveniences, and the use of such doors and passages and concourse and of such conveniences may be regulated and/or discontinued at any time and from time to time by Landlord without notice to Tenant.

D. The exercise by Landlord or its agents of any right reserved to Landlord in this Article shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this lease, or impose any liability upon Landlord, or its agents, or upon any lessor under any ground or underlying lease, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

SUBORDINATION

23. A. This lease is subject and subordinate in all respects to all ground leases and/or underlying leases and to all mortgages which may now or hereafter be placed on or affect such leases and/or the real property of which the demised premises form a part, or any part or parts of such real property, and/or Landlord’s interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This subsection a shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate that Landlord and/or any mortgagee and/or the lessor under any ground or underlying lease and/or their respective successors in interest may request.

B. Without limitation of any of the provisions of this lease, in the event that any mortgagee or its assigns shall succeed to the interest of Landlord or of any successor-Landlord and/or shall have become lessee under a new ground or underlying lease, then, at the option of such mortgagee, this lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or its assigns and to recognize such mortgagee or its respective assigns as its Landlord.

C. Tenant shall, at any time and from time to time upon not less than five days’ prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the rent, additional rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of said real property or any interest or estate therein, any mortgagee or prospective mortgagee thereof or any prospective assignee of any mortgage thereof. If, in connection with obtaining financing or refinancing for the Building and the land allocated to it, a banking, insurance or other recognized institutional lender shall request reasonable modifications in this lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created. Failure by Tenant to comply with this Article 23.C shall be a material default under this lease. Landlord shall use its best efforts to obtain from future lender recognition of tenancy and agreement not to disturb Tenant’s tenancy except in case of default.

PROPERTY LOSS, DAMAGE, REIMBURSEMENT

24. A. Landlord or its agents shall not be liable for any damage to property of Tenant or of other entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Landlord or its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless caused by or due to the negligence of Landlord, its agents, servants or employees; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private or public or quasi public work; nor shall Landlord be liable for any latent defect in the demised premises or in the Building. If at any time any windows of the demised premises are temporarily closed or darkened incident to or for the purpose of repairs, replacements, maintenance and/or cleaning in, on, to or about the Building or any part parts thereof, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of rent nor shall the same release Tenant from its obligation hereunder nor constitute an eviction. Tenant shall reimburse and compensate Landlord as additional rent for all expenditures made by, or damages or fines sustained or incurred by Landlord due to non-performance

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non-compliance with or breach or failure to observe any term, covenant or condition of this lease upon Tenant’s part to be kept, observed, performed or complied with. Tenant shall give immediate notice to Landlord in case of fire or accidents in the demised premises or in the Building or of defects therein or in any fixtures or equipment.

TENANT’S INDEMNITY

B. Tenant shall indemnify and save harmless Landlord against and from any and all claims by and on behalf of any person or persons, firm or firms, corporation or corporations arising from the conduct or management of or from any work or thing whatsoever done (other than by Landlord or its contractors or the agents or employees of either) in and on the demised premises during the Demised Term and during the period of time, if any, prior to the Term Commencement Date that Tenant may have been given access to the demised premises for the purpose of making installations, and will further indemnify and save harmless Landlord against and from any and all claims arising from any condition of the demised premises due to or arising form any act or omission or negligence of Tenant or any of its agents, contractors, servants, employees, licensees or invitees, and against and from all costs, expenses and liabilities incurred in connection with any such claim or claims or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice form Landlord, agrees that Tenant, at Tenant’s expense, will resist or defend such action or proceeding and will employ counsel therefor reasonably satisfactory to Landlord. Tenants liability under this lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, invitee or licensee of any subtenant.

DESTRUCTION-FIRE OR OTHER CASUALTY

25. If the demised premises shall be damaged by fire or other casualty and if Tenant shall give prompt notice to Landlord of such damage, Landlord, at Landlord’s expense, shall repair such damage. However, Landlord shall have no obligation to repair any damage to, or to replace, Tenant’s personal property or any other property or effects of Tenant, including (without limitation) furnishings and equipment of Tenant or its employees, agents and clients. If the entire demised premises shall be rendered untenantable by reason of any such damage, the rent shall abate for the period from the date of such damage to the date when such damage shall have been repaired, and if only a part of the demised premises shall be so rendered untenantable for purposes set forth in Article 4, the rent shall abate for such period in the proportion which the area of the part of the demised premises so rendered untenantable bears to the total area of the demised premises. However, if prior to the date when all of such damage shall have been repaired any part of the demised premises so damaged shall be rendered tenantable and shall be used or occupied by Tenant or any person or persons claiming through or under Tenant, then the amount by which the rent shall abate shall be equitably apportioned for the period from the date of any such use or occupancy to the date when all such damage shall have been repaired. Tenant hereby expressly waives the provisions of Section 227 of the New York Real Property Law, and of all successor law of like import then in force, and Tenants agrees that the Provisions of this Article shall govern and control in lieu thereof. Notwithstanding the foregoing provisions of this Article, if, prior to or during the Demised Term, (i) the demised premises shall be totally damaged or rendered wholly untenantable by fire or other casualty, and if Landlord shall decide not to restore the demised premises, or (ii) the Building shall be so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the demised premises shall be damaged or rendered untenantable), then, in any of such events, Landlord at Landlord’s option, may give to Tenant, within ninety (90) days after such fire or other casualty, a thirty (30) days’ notice of termination of this lease and, in the event such notice is given, this lease and the Demised Term shall come to an end and expire (whether or not said term shall have commenced) upon the expiration of said thirty (30) days with the same effect as if the date of expiration of said thirty (30) days were the Expiration Date, the rent shall be apportioned as of such date and any prepaid portion of rent for any period after such date shall be refunded by Landlord to Tenant.

SUBROGATION

26. Each of the parties hereto and their successors or assigns hereby waives any and all rights of action for negligence against the other party hereto which may hereafter arise for damage to the premises or to property therein resulting from any fire or other casualty of the kind covered by standard fire insurance policies with extended coverage, regardless of whether or not, or in what amounts, such insurance is now or hereafter carried by the parties hereto, or either of them. The foregoing release and waiver shall be in force only if both releasors insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance and also provided that such a policy can be obtained without additional premiums. Both parties agree to use their best efforts to obtain and maintain a waiver of subrogation from their respective carriers if they are insured.

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EMINENT DOMAIN

27. A. In the event that the whole of the demised premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event that only one part of the demised premises shall be so condemned or taken, then, effective as of the date of vesting of title, the rent hereunder shall be abated in an amount thereof apportioned according to the area of the demised premises so condemned or taken. In the event that only a part of the Building shall be so condemned or taken, then (i) Landlord (whether or not the demised premises be affected) may, at its option, terminate this lease and the term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within 60 days following the date on which Landlord shall have received notice of vesting of title, and (ii) if such condemnation or taking shall be of a substantial part of the demised premises or of a substantial part of the means of access thereto, Tenant shall have the right, by delivery of notice in writing to Landlord within 60 days following the date on which Tenant shall have received notice of vesting of title, to terminate this lease and the term and estate hereby granted as of the date of vesting of title or (iii) if neither Landlord nor Tenant elects to terminate this lease, as aforesaid, this lease shall be and remain unaffected by such condemnation or taking, except that the rent shall be abated to the extent, if any, hereinabove provided in this Article 27. In the event that only a part of the demised premises shall be so condemned or taken and this lease and the term and estate hereby granted are not terminated as hereinbefore provided, Landlord will, at its expense, restore the remaining portion of the demised premises and nearly as practicable to the same condition as it was in prior to such condemnation or taking.

B. In the event of a termination in any of the cases hereinabove provided, this lease and the term and estate granted shall expire as of the date of such termination with the same effect as if that were the date hereinbefore set for the expiration of the Demised Term, and the rent hereunder shall be apportioned as of such date.

C. In the event of any condemnation or taking hereinabove mentioned of all or a part of the Building, Landlord shall be entitled to receive the entire aware in the condemnation proceeding, including any award made for the value of the estate vested by this lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award, except that the Tenant may file a claim for any taking of removable fixtures owned by Tenant and for moving expenses incurred by Tenant.

It is expressly understood and agreed that the provisions of this Article 27 shall not be applicable to any condemnation or taking for governmental occupancy for a limited period.

CERTIFICATE OF OCCUPANCY

28. Tenant will not at any time use or occupy the demised premises in violation of the certificate of occupancy (temporary or permanent) issued for the Building or portion thereof of which the demised premises form a part.

DEFAULT

29. A. Upon the occurrence at any time prior to or during the Demised Term, of any one or more of the following events (referred to as “Events of Default”):

i. if Tenant shall default in the payment when due of any installment of rent or in the payment when due of any additional rent, and such default shall continue for a period of five (5) days after notice by Landlord to Tenant of such default; or

ii. if Tenant shall default in the observance or performance of any term, covenant or condition of this lease on Tenant’s part to be observed or performed (other than the covenants for the payment of rent and additional rent) and Tenant shall fail to remedy such default with ten (10) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within said period of ten (10) days and Tenant shall not commence within said period of ten (10) days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; or

iii. if Tenant or Tenant’s guarantor hereunder (if any) shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or become insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall make an assignment for the benefit of creditors or shall seek or consent to or acquiescence in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s property; or

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iv. if, within thirty (30) days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within thirty (30) days after the appointment of any trustee, receiver or liquidator of Tenant, or of all or any part of Tenant’s property, without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property pursuant to which the demised premises shall be taken or occupied or attempted to be taken or occupied; or

v. if Tenant shall default in the observance or performance of any term, covenant or condition on Tenant’s part to be observed or performed under any other lease with Landlord of space in the Building and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or

vi. if the demised premises shall become vacant, deserted or abandoned; or

vii. if Tenant’s interest in this lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 21; then, upon the occurrence, at any time prior to or during the Demised Term, of any one or more of such Events of Default, Landlord, at any time thereafter, at Landlord’s option, may give to Tenant a five (5) days’ notice of termination of this lease and, in the event such notice is given, this lease and the Demised Term shall come to an end and expire (whether or not said term shall have commenced) upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 30.

B. If, at any time, (i) Tenant shall be comprised of two (2) or more persons, or (ii) Tenant’s obligations under this lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant’s interest in this lease shall have been assigned, the word “Tenant”, as used in subsection (iii) and (iv) of Article 29.A, shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under this lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in said subsections (iii) and (iv) shall be deemed paid as compensation for the use and occupation of the demised premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of rent or a waiver on the part of Landlord of any rights under Article 29.A.

REMEDIES

30. A. If Tenant shall default in the payment when due of any installment of rent or in the payment when due of any additional rent and such default shall continue for a period of five (5) days after notice by Landlord to Tenant of such default, or if this lease and the Demised Term shall expire and come to an end as provided in Article 29.

i. Landlord and its agents and servants may immediately, or at any time after such default or after the date upon which this lease and the Demised Term shall expire and come to an end, re-enter the demised premises or any part thereof, without notice, either by summary proceedings or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefor), and may repossess the demised premises and dispossess Tenant and any other persons from the demised premises and remove any and all of their property and effects from the demised premises; and

ii. Landlord, at Landlord’s option, may relet the whole or any part or parts of the demised premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to relet the demised premises or any part thereof, and shall in no event be liable for refusal or failure to collect the demised premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this lease or otherwise to affect any such liability. Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the demised premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this lease or otherwise affecting any such liability.

B. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant including all creditors, does hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the demised premises, or to re-enter or repossess the demises

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premises, or to restore the operation of this lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this lease and the Demised Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this lease. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this lease on Tenant’s part to be observed or performed, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this lease for such breach. The rights to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

DAMAGES

31. A. If this lease and the Demised Term shall expire and come to an end as provided in Article 29 or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the demised premises as provided in Article 30 or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

i. Tenant shall pay to Landlord all rent, additional rent and other charges payable under this lease by Tenant to Landlord to the date upon which this lease and the Demised Term shall have expired and come to an end or to the date of re-entry upon the demised premises by Landlord, as the case may be; and

ii. Tenant shall also be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency”) between the rent and additional rent reserved in this lease for the period which otherwise would have constituted the unexpired portion of the Demised Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 30.A. for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this lease or Landlord’s re-entry upon the demised premises and such reletting including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorney’s fees, alteration costs and other expenses of preparing the demised premises for such reletting). Any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this lease for payment of installments of rent. Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

iii. At any time after the Demised Term shall have expired and come to an end or Landlord shall have re-entered upon the demised premises, as the case may be, whether or not Landlord shall have collected any monthly Deficiencies as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the rent and additional rent reserved in this lease for the period which otherwise would have constituted the unexpired portion of the Demised Term exceeds the then fair and reasonable rental value of the demised premises for the same period, both discounted to present worth at the rate of four (4%) percent per annum. If before presentation of proo_ of such liquidated damages to any court, commission or tribunal, the demised premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Demised Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the demised premises so relet during the term of the reletting.

B. If the demised premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Article 31. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the rent reserved in this lease. Solely for the purposes of this Article, the term rent as used in Article 31.A. shall mean the rent in effect immediately prior to the date upon which this lease and the Demised Term shall have expired and come to an end, or the date of re-entry upon the demised premises by Landlord, as the case may be, plus any additional rent payable pursuant to the provisions of Article 11 for the Lease Year immediately preceding such event. Nothing contained in Articles __ and 30 or this Article shall be deemed to limit or preclude the recovery by Landlord from Tenant or the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in Section 31.A.

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FEES AND EXPENSES

32. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this lease contained, Landlord may immediately, or at any time thereafter, upon reasonable notice except in case of emergency, perform the same for the account of Tenant. If Landlord at any time is compelled to pay or elects to pay any sum of money, or do any act which will require the payment of any sum of money, by reason of the failure of Tenant to comply with any provision hereof, or, if Landlord is compelled to or does incur any expense including reasonable attorneys’ fees, instituting, prosecuting and/or defending any action or proceeding instituted by reason of any default of Tenant hereunder, the sum or sums so paid by Landlord with all interest, costs and damages, shall be deemed to be additional rent hereunder and shall be due from Tenant to Landlord on the first day of the month following the incurring of such respective expenses, or at Landlord’s option on the first day of any subsequent month. In the event that Landlord shall institute any such action or proceeding by reason of a default by Tenant hereunder, and Tenant shall thereafter cure such default before judgment is entered in such action or proceeding, the sum of $500 shall immediately become due and payable from Tenant to Landlord as and for liquidated damages on account of Landlord’s attorneys’ fees and other costs and expenses in connection therewith (said sum not to be deemed to be, or construed as, a limitation on Landlord’s right to obtain reasonable attorneys’ fees in a greater amount where such default is not so cured or where expenses were incurred prior to curing). Any sum of money (other than rent) accruing from Tenant to Landlord pursuant to any provision of this lease, whether prior to or after the Term Commencement Date, may, at Landlord’s option, be deemed additional rent, and Landlord shall have the same remedies for Tenant’s failure to pay item of additional rent when due as for Tenant’s failure to pay any installment of rent when due. Tenant’s obligations under this Article shall survive the expiration or sooner termination of the Demised Term.

NO WAIVER

33. A. No act or thing done by Landlord or Landlord’s agents during the term hereby demised shall be deemed an acceptance of a surrender of said demised premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of said demised premises prior to the termination of this lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this lease or a surrender of the demised premises. In the event of Tenant at any time desiring to have Landlord underlet the demised premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purposes without releasing Tenant from any of the obligations under this lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such underletting. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this lease, or any of the Rules and Regulations annexed hereto and made a part hereof, or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations annexed hereto and made a part hereof, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent then owing nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this lease provided.

B. Landlord’s failure to render a Landlord’s Statement with respect to any Lease Year per Article 1 or Schedule C shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to any subsequent Lease Year. The obligations of Landlord and Tenant the provisions of Article 11 or Schedule C with respect to any additional rent for any Lease Year shall survive the expiration or any sooner termination of the Demise Term.

WAIVER OF TRIAL BY JURY

34. To the extent such waiver is permitted by law, Landlord and Tenant hereby waive trial by jury in an action, proceeding or counterclaim brought by Landlord or Tenant against the other on any matter whatsoever arising out of or in any way connected with this lease, the relationship of landlord and tenant, the use or occupancy of the demised premises by Tenant or any person claiming through or under Tenant, any claim of injury or damage and any emergency or other statutory remedy. The provisions of the foregoing sentence shall survive the expiration or any termination of the Demised Term. If Landlord commences any summary proceeding for nonpayment

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of rent or otherwise to recover possession of the demised premises, Tenant agrees not to interpose any counterclaim of any nature or description in any such proceeding.

BILLS AND NOTICES

35. Except as otherwise expressly provided in this lease, any bills, statements, notices, demands, requests or other communications given or required to be given under this lease shall be effective only if rendered or given in writing, sent by registered or certified mail (return receipt requested optional), addressed (A) to Tenant (i) at Tenant’s address set forth in this lease if mailed prior to Tenant’s taking possession of the demised premises, or (ii) at the Building if mailed subsequent to Tenant’s taking possession of the demised premises, or (iii) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant’s vacating, deserting, abandoning or surrendering the demised premises, or (B) to Landlord at Landlord’s address set forth in this lease, or (C) addressed to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been mailed as provided in this Article. Notices on behalf of Landlord may be signed and sent by Landlord’s attorneys.

INABILITY TO PERFORM

36. A. If, by reason of strikes or other labor disputes, fires or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s reasonable control, whether or not such other cause shall be similar in nature to those hereinbefore enumerated, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provision of this lease or any collateral instrument, or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, whether or not required to be performed or made under this lease or under any collateral instrument, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this lease or any collateral instrument, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise, nor shall any such delay or inability to perform on the part of Landlord in any way affect this lease and the obligation of Tenant to pay rent hereunder and to perform all of the other covenants and agreements to be performed by Tenant hereunder.

INTERRUPTION OF SERVICE

B. Landlord reserves the right to stop the services of the air conditioning, elevator, escalator, plumbing, electrical or other mechanical systems or facilities in the Building when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed. If the Tenant is in Default in the payment of rent or additional rent, or in the performance of any other provisions of this lease, and such default continues for ten (10) days after notice by Landlord to Tenant, then Landlord reserves the right to discontinue any or all of the services to the demised premises during the continuance of such default. The exercise of such rights by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this lease or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

CONDITIONS OF LANDLORD’S LIABILITY

37. A. Tenant shall not be entitled to claim a constructive eviction from the demised premises unless Tenant shall have first notified Landlord of the condition or conditions giving rise thereto, and if complaints be justified, unless Landlord shall have failed to remedy such conditions within a reasonable time after receipt of such notice.

B. If Landlord shall be unable to give possession of the demised premises on any date specified for the commencement of the term by reason of the fact that the demised premises have not been sufficiently completed to make same ready for occupancy, or for any other reason, Landlord shall not be subject to any liability for the failure to give possession on said date, nor shall such failure in any way affect the validity of this lease or the obligations of Tenant hereunder. The provisions of this Article are intended to constitute “an express provision the contrary” within the meaning of Section 223-a of the New York Real Property Law.

AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC.     PAGE 15

TENANT’S TAKING POSSESSION

38. Tenant by entering into occupancy of the premises shall be conclusively deemed to have agreed that Landlord up to the time of such occupancy has performed all of its obligations hereunder and that the premises were in satisfactory condition as of the date of such occupancy, unless within ten (10) days after such date Tenant shall give written notice to Landlord specifying the respects in which the same were not in such condition.

ENTIRE AGREEMENT

39. This lease contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Neither Landlord nor Landlord’s agent or representative has made any representation, or statement, or promise, upon which Tenant has relied regarding any matter or thing relating to the Building, the land allocated to it, (including the Building Parking Area) or the demised premises, or any other matter whatsoever, except as is expressly set forth in this lease, including, but without limiting the generality of the foregoing, any statement, representation or promise as to the fitness of the demised premises for any particular use, the services to be rendered to the demised premises or the prospective amount of any item of additional rent. No oral or written statement, representation or promise whatsoever with respect to the foregoing or any other matter made by Landlord, its agents or any broker, whether contained in an affidavit, information circular, or otherwise shall be binding upon the Landlord unless expressly set forth in this lease. No rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth in this lease. This lease may not be changed, modified or discharged, in whole or in part, orally, and no executory agreement shall be effective to change, modify or discharge, in whole or in part, this lease or any obligations under this lease, unless such agreement is set forth in a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought. All references in this lease to the consent or approval of Landlord shall be deemed to mean the written consent of Landlord, or the written approval of Landlord, as the case may be, and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord. Landlord and Tenant understand, agree, and acknowledge that (i) this lease has been freely negotiated by both parties; (ii) Tenant is sophisticated in real estate matters or has employed professionals to assist Tenant in the negotiation of this lease; and (iii) that, in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by reason of that party having drafted this lease or any portion thereof.

DEFINITIONS

40. The term “Landlord” as used in this lease means only the owner, or the mortgagee in possession, for the time being of the land and Building (or the owner of a lease of the Building or of the land and Building) of which the demised premises form a part, so that in the event of any sale or other transfer of said land and Building or of said lease, or in the event of a lease of the Building, or of the land and Building, the said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest, or between the parties and the purchaser or other transferee at any such sale, or the said lessee of the Building, or of the land and Building, provided that the purchaser, transferee or the lessee of the Building assumes and agrees to carry out any and all covenants and obligations of Landlord hereunder. The words “re-enter” “re-entry” and “re-entered” as used in this lease are not restricted to their technical legal meanings. The term “business days” as used in this lease shall exclude Saturdays, (except such portion thereof as is covered by specific hours in Article 6 hereof), Sundays and all days observed by the State and Federal Government as legal holidays.

The terms “person” and “persons” as used in this lease shall be deemed to include natural persons, firms, corporations, associations and any other private or public entities, whether any of the foregoing are acting of their own behalf or in a representative capacity.

PARTNERSHIP TENANT

41. If Tenant is a partnership (or is comprised of two (2) or more persons, individually and as co-partners in a partnership) or if Tenant’s interest in this lease shall be assigned to a partnership (or to two (2) or more persons individually and as co-partners of a partnership ) pursuant to Article 21 (any such partnership and such person being referred to in this Section as “Partnership Tenant”), the following provisions of this Section shall apply to such Partnership Tenant: (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several, and (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any modifications of this lease which may hereafter be made and by notices, demands, requests other communications which may hereafter be given, by Partnership Tenant or by any of the parties comprising

AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC.     PAGE 16

Partnership Tenant, and (c) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties, and (d) if Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this lease on Tenant’s part to be observed and performed, and (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of subdivision (d) of this Article).

SUCCESSORS, ASSIGNS, ETC.

42. The covenants, conditions and agreements contained in this lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this lease, their respective assigns.

APPLICATION OF INSURANCE PROCEEDS, WAIVER OF SUBROGATION

43. In any case in which Tenant shall be obligated under any provisions of this lease to pay to Landlord any loss, cost, damage, liability or expense suffered or incurred by Landlord, Landlord shall allow to Tenant as an offset against the amount thereof the net proceeds of any insurance collected by Landlord for or on account of such loss, cost, damage, liability or expense, provided that the allowance of such offset does not invalidate or prejudice the policy or policies under which such proceeds were payable. In any case in which Landlord shall be obligated under any provisions of this lease to pay to Tenant any loss, cost, damage, liability or expense suffered or incurred by Tenant, Tenant shall allow to Landlord as an offset against the amount thereof the net proceeds of any insurance collected by Tenant for or on account of such loss, cost, damage, liability or expense, provided that the allowance of such offset does not invalidate or prejudice the policy or policies under which such proceeds were payable.

CAPTIONS AND INDEX

44. The captions and the index at the beginning of the lease, if any, are included only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this lease nor the intent of any provisions thereof.

RECOVERY FROM LANDLORD

45. A. Tenant shall look solely to the estate and property of Landlord in the land and building of which the demised premises are a part, for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and/or conditions of the lease to be observed and/or performed by Landlord, and no other property or assets of such Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies.

B. With respect to any provision of this lease which provides for Landlord’s approval and/or consent Tenant, in no event, shall be entitled to make, nor shall Tenant make any claim, and Tenant hereby waives any claim, for money damages; nor shall Tenant claim any money damages by way of set-off, counterclaim or defense based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed any such consent or approval.

BROKER

46. Tenant represents and warrants to Landlord that Sutton & Edwards & GLS Realty are the sole broker who brought the demised premises to Tenant’s attention and with whom Tenant has negotiated in bringing about this lease. Tenant agrees to indemnify, defend and save Landlord harmless of, from and against any and all claim (and all expenses and fees, including attorneys fees, related thereto) for commissions or compensation made by another broker or entity, arising out of or relating to the breach by Tenant of the foregoing representation. As, if and when this lease shall be fully executed and unconditionally delivered by both Landlord and Tenant, Landlord agrees to pay any commission that may be due the above-named broker in connection with this lease in accordance with separate agreement between Landlord and said broker.

AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC.     PAGE 17

SECURITY DEPOSIT

47. Tenant has deposited with Landlord the sum of $71,050.50, as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease; it is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any sum as to which Tenant is in default. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this lease, the security shall be returned to Tenant as follows: i) $35,525.25 eighteen (18) months after the Term Commencement Date and ii) the remaining $35,525.25 after the date fixed as the end of this lease and after delivery of entire possession of the demised premises to Landlord. In the event of a sale of the land and Building or leasing of the Building, Landlord shall have the right to transfer the security to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such security. If, as a result of any application of all or any part of the security deposit, the amount of the security deposit being held by Landlord shall be less than the amount required to be held hereunder, Tenant shall forthwith provide Landlord with additional funds in an amount equal to the deficiency.

SEVERABILITY OF PROVISIONS

48. If any provision or any portion of any provision of this lease or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this lease, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable; in no event shall this lease be rendered void or unenforceable.

RENEWAL OPTION

49. A. The Tenant shall have the option, to be exercised as hereinafter provided, to extend the Demised Term for a period of five (5) years upon the following terms and conditions:

B. That at the time of the exercise of such option the Tenant shall not be in default in the performance of any of the terms, covenants or conditions herein contained with respect to a matter as to which notice of default has been given hereunder and which has not been remedied within the time limited in this lease.

C. That at the time of the exercise of such option and at the time of the commencement of such extended period the Tenant shall not have assigned this lease or sublet any portion of the demised premises (except per subsection 21.F hereof).

D. That such extension shall be upon the same terms, covenants and conditions as in this lease provided, except that (i) there will be no further privilege of extension for the Demised Term beyond the period referred to above; (ii) during the renewal period, the annual rental payable by Tenant to Landlord shall continue to be the fixed annual rent as calculated pursuant to Article 3 hereof (including the provisions of Section 3.B hereof); and (iii) during the extension period, the base year for determining additional rent under the escalation clause, Article 11, shall remain unchanged and continue to be the base year established at the commencement of the Demised Term.

E. Notwithstanding anything in this Article contained to the contrary, the Tenant shall not be entitled to an extension, if at the time of the commencement of the extended period the Tenant shall be in default under any of the terms, covenants or conditions of this lease with respect to a matter as to which notice of default has been given hereunder and which has not been remedied within the time limited in this lease, or in this lease shall have terminated prior to the commencement of said period.

F. The Tenant shall exercise its option to the extension of the Demised Term by notifying the Landlord of the Tenant’s election to exercise such option at least twelve (12) months prior to the expiration of the initial Demised Term. Upon the giving of this notice, this lease shall be deemed extended for the specified period, subject to the provisions of this Article, without execution of any further instrument.

AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC.     PAGE 18

RIGHT OF REFUSAL

50. Provided this Lease is in full force and effect, on and after the Term Commencement Date, Tenant shall have an ongoing option with respect to the leasing of all of the remaining space on the Third Floor, North Wing of the Building (the “Refusal Space”). Such option shall be exercisable upon, and shall be subject to the following conditions:

A. Before executing a lease for the Refusal Space, Landlord shall send written notice thereof to Tenant setting forth the terms of a bona fide and acceptable offer from a potential third-party tenant to lease the Refusal Space (“Landlord’s Refusal Notice”). Tenant shall have ten (10) days thereafter, time being of the essence with respect thereto, within which to send Landlord written notice (“Tenant’s Acceptance Notice”) wherein Tenant shall agree to lease the Refusal Space on the terms specified in Landlord’s Refusal Notice

B. If Tenant declines to lease the Refusal Space or fails to reply to Landlord’s Refusal Notice within said ten (10) day period, time being of the essence with respect thereto, Landlord may lease the Refusal Space to the third party upon the terms set forth in Landlord’s Refusal Notice.

C. If Tenant sends Tenant’s Acceptance Notice, the parties shall promptly enter into a modification of this Lease for the Refusal Space. The term of the Lease shall be extended for not less than five (5) years or the term set forth in the Refusal Notice whichever is longer.

D. Landlord shall prepare and renovate the Refusal Space for use and occupancy by Tenant to the extent, if any, set forth in Landlord’s Refusal Notice.

E. Upon substantial completion of the Refusal Space, the annual rental for the Demised Premises hereunder shall be increased by the rental allocable to the Refusal Space and as otherwise provided in Landlord’s Refusal Notice.

F. Anything in the Article 50 to the contrary notwithstanding, Tenant’s Right of Refusal with respect to the Refusal Space shall be subject and subordinate to all Rights of American Institute of Physics with respect thereto.

AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC.     PAGE 19

IN WITNESS WHEREOF, Landlord and Tenant have executed this lease as of the date first above written.

LANDLORD:
WE’RE ASSOCIATES COMPANY

By:	/s/ Bennett Rechler
Operating Partner

TENANT:
AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC.

By:	/s/ Samuel P. Sears, Jr.
Name:	Samuel P. Sears Jr.
Title:	Vice Chairman

[SEAL OF NOTARIZE]

AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC.     PAGE 20

STATE OF NEW YORK	)
: ss.:
COUNTY OF NASSAU	)

On this                     day of                     , 1998, before me personally appeared                                         , to me known and known to me to be the person who executed the above instrument, who being duly sworn by me, did for himself depose and say that he is an operating partner of WE’RE ASSOCIATES COMPANY, a partnership, and that he executed the foregoing instrument in the firm name of WE’RE ASSOCIATES COMPANY and that he had authority to sign the same, and he did duly acknowledge to me that he executed the same as the act and deed of said partnership for the uses and purposes mentioned therein.

Notary Public

STATE OF NEW YORK	)
: ss.:
COUNTY OF Suffol_	)

On this 3rd day of December, 1998, before me personally came Samuel P. Sears Jr., to me known who, being by me duly sworn, did depose and say that he resides at                             , VA, that he is the Vice Chairman of AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC., the corporation described in and which executed the foregoing instrument, that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority for and on behalf of said corporation

/s/ Ron Clayton
Notary Public

[SEAL OF NOTARIZE]

AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC.     PAGE 21

SCHEDULE A

LANDLORD’S INITIAL CONSTRUCTION

AT THE TENANTS OPTION, LANDLORD WILL DESIGN OR FOLLOW TENANT’S PLANS IN PREPARING TENANT’S SUITE AT LANDLORD’S COST TO THE FOLLOWING SPECIFICATIONS:-

A. Landlord will erect the necessary dividing walls between demised premises and any surrounding premises. Such walls will be constructed of 2.5" metal stud, 5/8" gypsum board, and will be insulated with continuous batts of 3" fiberglass for sound attenuation.

B. Landlord will furnish and install for each suite a building standard corridor entranceway of special design as well as any auxiliary corridor entranceways required under law.

C. Landlord will erect in accordance with the approved plan, dry-wall partitioning, consisting of 2.5" steel stud framing and 5/8" gypsum board, not to exceed one lin. ft. of partitioning for every 13.5 square feet of ratable space.

D. Landlord will furnish and install in dry wall partitioning building standard, one piece hollow metal door frames and 1 3/4" solid core oak door (3'-0" X 7'-0") equipped with 1 1/2 pair of 4  1/22" x 4  1/2" butts and building standard latch set.

E. Landlord will spackle and tape walls three coats to a smooth and true finish.

F. Landlord will paint walls two coats flat latex. No room shall have more than one color. Doors and trim will be painted two coats matching semi-gloss enamel.

G. Landlord will furnish and install 22 oz./sq. yd. commercial nylon textured loop carpet with a woven polypropylene backing. The carpet shall be as manufactured by Patcraft – Scholastic 22 or equal. Landlord will furnish and install 4" vinyl cove base on all drywall partitions.

H. Landlord will provide a 2" x 2" acoustical tile ceiling with a Travertine finish of building standard specification as manufactured by National Gypsum Corporation or equal.

I. Landlord will provide 2" x 4", fully recessed, return air handling, low glare fixtures each having an open aluminum louver with parabolic shaped contours. These will be positioned to conform to the room layout in the manner best allowed by the ceiling grid pattern. Each fixture will be equipped with three 32 watt fluorescent lamps or equivalent lighting as mutually agreed upon.

The number of fixtures furnished and installed will be at the rate of one fixture per 80 sq. ft. of usable area, providing light intensities and concomitant energy consumption recommended by the New York State Energy Conservation Code.

J. Landlord will provide a flush type, circuit breaker panel at a convenient location within the Tenant’s space. Panel capacity shall be adequate to carry all tenant lighting and equipment load providing such equipment load does not exceed 5 watts per square foot of usable area. Voltage characteristic available at this panel will be 208 volt 3 phase, 208 volts 1 phase; and 120 volt 1 phase.

K. Landlord will provide 120 volt convenience quad receptacles in the walls in general accordance with tenant’s layout, such locations being adjusted to follow good practice. Quantity of receptacles shall not exceed one receptacle per 120 sq. ft. of ratable area. Tenant, at his option, may substitute one electric floor head for each three convenience duplex wall receptacles.

L. In the general offices areas, landlord, in accordance with New York State Energy Conservation Code and the Regulations of the United States Department of Energy will modify the air conditioning system by the addition of ducts, registers, diffusers and other appurtenances to provide fresh air and a rate not less than .15 cubic feet per minute per square foot of usable area on average and to maintain the premises at not less then 65oF Dray Bulb and not more than 78oF Dry Bulb providing that (1) outside

SCHEDULE A Page 1

temperatures are not less than 15oF Dry Bulb nor more than 89oF Dry Bulb; (2) outside Wet Bulb temperature does not exceed 73oF when outside Dry Bulb temperature is 89oF and (3) the sources of heat within the demised premises in any given room or area do not exceed (a) one person per 100 square feet of usable area and (b) a light and equipment load of four (4) watts per square foot of usable area for all purposes.

II. The work and installations required to be performed and made by Landlord pursuant to the provisions of paragraph I of this Schedule shall be equal to standards adopted by Landlord for the Building. Landlord’s Initial Construction shall constitute a single nonrecurring obligation on the part of Landlord.

III. After the Term Commencement Date, Landlord may enter the demised premises to complete unfinished details of Landlord’s Initial Construction, and entry by Landlord, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

IV (INDICATE BY INITIALS)

A.              On or prior to the          day of                 , 19    , the Tenant shall submit to Landlord a plan for the demised premises (referred to as “Tenant’s Plan”) containing all designations and selections required or permitted to be made by Tenant in connection with Landlord’s initial Construction,

             Landlord will prepare a plan (“Landlord’s Plan”) for the demised premises. Tenant will furnish to Landlord the necessary information for Landlord’s plan no later than              days from the date of this lease and Tenant will notify the Landlord in writing of its approval and/or requested changes in Landlord’s Plan within five (5) business days after Landlord’s submission to Tenant of said plan.

B. Tenant’s Plan shall be subject to Landlord’s approval, which Landlord agrees not to unreasonably withhold. Landlord’s approval of Tenant’s plan shall not, unless expressly set forth in such approval, be deemed (1) to create any obligation on the part of Landlord to do any work or make any installations in or about the demised premises other than the work and installations which are set forth in paragraph 1 of this Schedule or which may be designated by Tenant pursuant to, and subject to the conditions of, paragraph V of this Schedule, or (2) to authorize Tenant to make any alterations in or about the demised premises.

C. In the event (1) Tenant, on or prior to the          day of                  19     shall fail to submit to Landlord a Tenant’s Plan which shall meet with Landlord’s approval, or (2) substantial completion of Landlord’s Initial Construction shall be delayed by reason of Tenant delays in submitting any other plans or specifications, or in supplying information, or in approving plans or specifications or estimates or in giving authorizations, or by reason of any Extra work, as defined in paragraph V of this Schedule, designated by Tenant pursuant to the provisions of said paragraph V, or by reason of any changes by Tenant in any designations previously made by Tenant pursuant to this Schedule, or by reason of any other similar acts or omissions of Tenant, and as a consequence the Term Commencement Date shall have been delayed, then, the Term Commencement Date and the payment of rent hereunder shall be accelerated by the number of days of delay caused by Tenant’s aforesaid acts or omissions.

In the event the Tenant desires any additional work, materials or installations (referred to collectively as “Extra Work”) to be supplied and installed by Landlord over and above the work, materials and installations to be supplied and installed by Landlord pursuant to the provisions of paragraph I of this schedule, then the Landlord will furnish and construct such Extra Work on the basis of cost plus 15% of such cost and expense for overhead and an additional 10% of the resulting total as a supervisory fee. In the event the Tenant is not satisfied with Landlord’s quotation on the foregoing basis then the Tenant may obtain an outside quotation and Landlord must then meet that quotation and perform the work for that price, or alternatively use the sub contractor whose quotation was furnished by the Tenant and for which the Tenant will pay to the Landlord the sub-contractor’s quotation plus 5% of such cost and expense for overhead and an additional 10% of the resulting total as a supervisory fee. Tenant shall pay to Landlord the cost of such Extra Work as additional rent within five (5) business days next following the rendition of a statement to Tenant. Landlord will not be required to perform any Extra Work which: (1) will require the use of contractors of a type other than those normally engaged by Landlord in the construction of the Building, or (2) will tend to delay completion of Landlord’s Initial Construction, or (3) is not practicable and consistent with existing physical conditions in the Building and with the architectural, structural and mechanical plans for the Building, or (4) will impair Landlord’s ability to perform any of Landlord’s obligations under the provisions of this lease, or (5) will affect any portion of the Building other than the demised premises. Tenant shall not be entitled to any allowance from Landlord by reason of any omission or substitution in Landlord’s Initial Construction made at the direction of Tenant.

SCHEDULE A Page 2

SCHEDULE B

LANDLORD’S CLEANING SERVICES AND MAINTENANCE OF PREMISES

(to be performed on all business days (Monday-Friday) except those which are union holidays of the employees performing cleaning service and maintenance in the Building and grounds or on days on which the Building is closed.)

I.	CLEANING-SERVICES-PUBLIC SPACES:

A. Floor of entrance lobby and public corridors will be vacuumed or swept nightly and washed and waxed as necessary.

B. Entranceway glass will be cleaned daily.

C. Wall surfaces and elevator cabs will be kept in clean condition.

D. Lighting fixtures will be cleaned monthly. Bulbs will be replaced daily as needed.

E. Restrooms will be washed and disinfected once a day. All brightwork and mirrors will be wiped daily. Dispensers will be checked and receptacles emptied daily.

F. Exterior surfaces of all windows of the building will be cleaned semi-annually.

G. A uniformed custodian will be available during the weekday working hours for the servicing of public spaces, sweeping and cleaning of walks and stairs and for special duties during inclement weather.

II.	CLEANING SERVICES-TENANT SPACES:

A. Floors will be swept nightly. Carpets will be swept daily with carpet sweeper and vacuumed weekly.

B. Office equipment, telephones, etc. will be dusted nightly.

C. Normal office waste in receptacles and ashtrays will be emptied nightly.

D. Interior surface of windows and sills will be washed and blinds dusted semi-annually.

E. All walls, partitioning, louvers, wall hangings, lighting fixtures, moldings and heating units will be dusted and wiped down semi-annually.

III.	EXTERIOR SERVICES:

A. Parking fields will be regularly swept, cleared of snow in excess of two inches and generally maintained so as to be well drained, properly surfaced and striped.

B. All landscaping, gardening, exterior lighting and irrigation systems will have regular care and servicing.

IV.	EQUIPMENT SERVICES:

A. All central air-conditioning equipment, elevators, public area plumbing and electrical facilities will be regularly serviced and maintained. All Tenant supplemental HVAC Systems to be serviced by or at tenant’s expense.

B. All doors and hinges will be repaired as necessary, unless repair is necessitated by Tenant’s misuse.

C. All appurtenances, such as rails, stairs, etc. will be maintained in a safe condition.

SCHEDULE B PAGE 1

TENANT ELECTRIC SCHEDULE C

1. Landlord shall provide at the rates hereinafter set forth and Tenant shall purchase from Landlord “electric service” for the Tenant’s requirements for office lighting and normal office equipment. Charges as hereinafter set forth shall include the maintenance and servicing of all electrical equipment, including feeders, switch gear, metering devices, wiring devices and lighting fixtures but not including bulbs. There shall be three (3) categories of electric service:

A.	NORMAL SERVICE

NORMAL SERVICE is electricity consumed during the Working Hours of any month (230), providing that the maximum load does not exceed three (3) watts per rentable square foot multiplied by the rentable square feet of the demised premises.

B.	EXCESS SERVICES

EXCESS SERVICES is the electricity consumed in excess of three (3) watts per square foot.

C.	OVERTIME SERVICE

OVERTIME SERVICE is electricity consumed at all hours other than Working Hours during any month.

2. Charges for NORMAL SERVICE: The charge for NORMAL SERVICE is payable at a rate of Two dollars and 40/100 ($2.40) per annum, per rentable square foot of the demised premises and is subject to escalation as hereinafter provided. The charge for NORMAL SERVICE is included in the yearly rent set forth in Article 3.

3. Charges for EXCESS SERVICE: The Landlord’s monthly charge for Tenant’s EXCESS SERVICE shall be an amount equal to the percentage by which the three (3) watts per square foot of NORMAL SERVICE has been exceeded applied to the NORMAL SERVICE charged as escalated for that month. EXCESS SERVICE shall be billed per Paragraph 9.

4. Charges for OVERTIME SERVICE: Landlord’s monthly charge for Tenant’s OVERTIME SERVICE, payable in addition to the NORMAL SERVICE and EXCESS SERVICE, if any, shall be an amount equal to the number of OVERTIME HOURS in the month multiplied by the number of rentable square feet of the demised premises, multiplied by $.002 and multiplied by 100% plus the percentage by which EXCESS SERVICE exceeds NORMAL SERVICE. OVERTIME SERVICE shall be billed per Paragraph 9.

5. Escalation of charges for NORMAL SERVICE and OVERTIME SERVICE: If the total price per kilowatt hour (including, but not limited to, rates, fuel adjustment costs and State and Local taxes) charged to the Landlord exceeds the BASE COST PER KILOWATT HOUR as hereinafter defined, then the Landlord’s charge for each month of the year following the BASE YEAR and for each successive year shall be increased or decreased by the percentage increase or decrease between BASE COST PER KILOWATT HOUR and CURRENT COSTS PER KILOWATT HOUR as hereinafter defined.

This increase or decrease shall be calculated by determining the average cost of electricity for the preceding lease year and dividing it by the base cost of electricity and multiplying by 100. For example: for the 3rd lease year:

Assume the Base Cost of electricity is $0.15 per KW-HR

Assume Current cost of electricity for the entire 2nd lease year is $ 0.154 per KW-HR

Then the percentage increase of the cost of electricity for the 2nd lease year would be calculated as follows : 0.004/0.150 x 100 = 2.67%

6. The BASE YEAR is defined as the twelve individual but full months immediately following __ commencement of the lease.

SCHEDULE C PAGE 1

7. BASE COST PER KILOWATT HOUR is defined as the Landlord’s average cost per kilowatt hour to operate the entire Building during the base year. It shall be determined by dividing the total KILOWATT HOURS consumed by the total cost of electricity (including sales tax) as indicated on the utility bill(s) for the base year period.

8. The CURRENT COST PER KILOWATT HOUR is defined as the Landlord’s average cost per kilowatt hour to operate the entire Building for that lease year. The Average Cost will be determined by dividing the total kilowatt hours consumed by the total cost of electricity (including sales tax) as indicated on the utility bill(s) for the base year period during the year for which the escalation is being calculated for.

9. The charge for EXCESS SERVICE and/or OVERTIME SERVICE, if any, shall be billed and payable as additional rent on a monthly or less frequent basis at the Landlord’s convenience. OVERTIME SERVICE will be subject to yearly escalation using the same percentage as calculated for NORMAL SERVICE.

10. In assessing the charges for EXCESS SERVICE, the Landlord will, from time to time, check the Tenant’s consumption to determine if NORMAL SERVICES are being exceeded and the degree to which they are being exceeded prior to levying the charge for EXCESS SERVICE. The Landlord will make this determination by utilizing a recording ampmeter device and averaging three (3) such readings during any month. Upon determination that EXCESS SERVICES are being utilized, these services will be continuously billed thereafter on a monthly basis unless Tenant notifies the Landlord of the removal of such loads which would eliminate EXCESS SERVICE CHARGES.

11. Tenant covenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the Building or the risers or wiring installation and Tenant may not use any electrical equipment which, in Landlord’s opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other tenants of the Building.

12. All electricity consumed by supplemental HVAC units shall be metered and billed independently of Schedule C Service. These unit(s) shall be equipped with KW-HR meter(s) provided at Tenant’s cost to measure the Total Kilowatt Hours consumed.

The Tenant shall pay to Landlord as additional rent, all electricity consumed by supplemental HVAC unit(s), regardless of the hour at which it is consumed, an amount equal to 110% of Landlord’s Average Cost of power for the billing period.

EXPLANATION:

The TENANT ELECTRIC SCHEDULE is based upon the Landlord purchasing power from Lilco at Service Classification 2MRP on a primary basis and represents the best rates available to the Landlord. To make these rates available, the Landlord has emplaced transformers and other gear at his expense. The Service Classification provides for different rates at different times of the year which have been averaged to formulate the charge for NORMAL SERVICE. Rate increases will generally reflect equal percentage increases for each month, although it is possible that they may differ as a result of the fuel adjustment costs.

The Landlord and Tenant hereby acknowledge that from time to time the utility servicing the project, by application to the Public Utility Commission, can bring about complete changes to the rate structure which can cause disproportionate changes in the cost of electric service. In such a case, the Landlord reserves the right to restructure SCHEDULE C to reflect such a change and the Tenant agrees to such change, providing it fairly represents the changed state of facts between the two rate schedules.

SCHEDULE C PAGE 2

CONSENT TO SUBLEASE

AGREEMENT made this 11th day of Dec., 2001, by and among WE’RE ASSOCIATES COMPANY. having an office at 100 Jericho Quadrangle, Jericho, New York 11753 (“Landlord”), AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC., having an office at 2 Huntington Quadrangle, Melville, New York 11747 (“Tenant”), the tenant under a lease dated as of December 7, 1998 (which lease as heretofore or hereafter amended is hereinafter called the “Main Lease”), under which Landlord demised to Tenant space in the building known as Suite 3N01, 2 Huntington Quadrangle, Melville, New York 11747 (the “Demised Premises”) and HENRY SCHEIN, INC., having an office at 2 Huntington Quadrangle, Melville, NY 11747 (“Subtenant”).

Landlord hereby consents to the subletting by Tenant to subtenant, pursuant to a sublease (the “Sublease”) dated November 7, 2001. a copy of which is attached hereto, the Demised Premises as shown and marked on the floor plan attached to the Sublease (the “Sublet Space”) known as Suite 3N01, such consent begin subject to the following terms and conditions, to each of which Tenant and Subtenant expressly agree.

1. Nothing contained in this agreement shall either

(a) operate as a consent to or approval or ratification by Landlord of any of the provisions of the Sublease or as a representation or warranty by Landlord, and Landlord shall not be bound or estopped in any way by the provisions of the Sublease, or

(b) be construed to modify, waive or affect (i) any of the provisions, covenants or conditions in the Main Lease, (ii) any of Tenant’s obligations under the Main Lease, or (iii) any rights or remedies of Landlord under the Main Lease or otherwise or to enlarge or increase Landlord’s obligations or Tenant’s rights under the Main Lease or otherwise, or

(c) be construed to waive any present or future breach or default on the part of the Tenant under the Main Lease. In case of any conflict between the provisions of this agreement and the provisions of the Sublease, the provisions of this agreement shall prevail unaffected by the Sublease.

2. This consent is not assignable.

3. The Sublease shall be subject and subordinate at all times to the Main Lease and all of its provisions, covenants and conditions. In case of any conflict between the provisions of the Main Lease and the provisions of the Sublease, the provisions of the Main Lease shall prevail unaffected by the Sublease.

4. Neither the Sublease nor this consent thereto shall release or discharge Tenant from any liability under the Main Lease and Tenant shall remain liable and responsible for the full performance and observance of all the provisions, covenants and conditions set forth in the Main Lease on the part of Tenant to be performed and observed. Any breach or violation of any provisions of the Main Lease by Subtenant shall be deemed to be and shall constitute a default by Tenant in fulfilling such provision.

5. This consent by Landlord shall not be construed as a consent by Landlord to any further subletting either by Tenant or Subtenant, except as specifically provided in the Sublease Agreement. The Sublease may not be assigned, renewed or extended nor shall the Demised Premises or Sublet Space, or any part thereof, be further sublet without the prior written consent of Landlord thereto in each instance.

6. Tenant covenants that it shall comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire underwriters or any similar body which shall impose any violations, order or duty upon Landlord or Tenant with respect to the construction, use or occupancy of the Sublet Space, including, without limitation, the erection of the necessary separating partitions.

7. Upon the expiration or any earlier termination of the term of the Main Lease, or in a case of the surrender of the Main Lease by Tenant or Landlord, except as provided in the next succeeding sentence, the Sublease and its term shall expire and come to an end as of the effective date of such expiration, termination, or surrender and Subtenant shall vacate the Sublet Space on or before such date. If the Main Lease shall expire or terminate during the terms of the Sublease for any reason other than condemnation or destruction by fire or other cause or if Tenant shall surrender the Main Lease to Landlord during the term of the Sublease, Landlord in its sole discretion, upon written notice given to Tenant and Subtenant not more than thirty (30) days after the effective date of such expiration, termination or surrender, without any additional or further agreement of any kind on the part of Subtenant, may elect to continue the Sublease with the same force and effect as if Landlord, as lessor, and Subtenant as lessee had entered into a lease as of such effective date for a term equal to the then unexpired term of the Sublease and containing the same provisions as those contained in the Sublease. Subtenant shall attorn to Landlord and Landlord and Subtenant shall have the same rights, obligations and remedies thereunder prior to such effective date, respectively, except that in no event shall Landlord be (i) liable for any act or omission by Tenant, or (ii) subject to any offsets or defenses which Subtenant had or might have against Tenant, or (iii) bound by any rent or additional rent or other payment paid by Subtenant to Tenant in advance. Upon expiration of the Sublease pursuant to the provisions of the first sentence of this Article 7, in the event of the failure of Subtenant to vacate the Sublet Space as therein provided, Landlord shall be entitled to all of the rights and remedies available to a landlord against a tenant holding over after the expiration of a term.

8. Both Tenant and Subtenant shall be and continue to be liable for all bills rendered by Landlord charges incurred by or imposed upon Subtenant for services rendered and materials supplied to the Sublet Space.

9. In consideration of the execution of this consent by Landlord, Tenant is herewith paying to Landlord, the sum of $750 to cover Landlord’s reasonable legal fees in connection herewith as provided for in Article 21 I of the Lease

10. Any notice or communication which any party hereto may desire or be required to give to any other party under or with respect to this agreement shall be given by either prepaid certified mail, registered mail or overnight mail addressed to such other party, in the case of Landlord at its address first hereinabove set forth, and in the case of Tenant and Subtenant at the building in which the Demised Premises are located, or in any case at such other address as such other party may have designated by notice given in accordance with the provisions of this Article 10. The time when such notice or communication shall be deemed to have been given shall be the time same shall be mailed.

11. Tenant and Subtenant do hereby jointly and severally indemnify and hold Landlord harmless of and from any loss, cost, claim, damage, liability and expense, including, without limitation, attorneys’ fees, disbursements and broker’s commission that may arise from the Sublease and/or this Consent.

12. This agreement shall be construed in accordance with the laws of the State of New York, contains the entire agreement of the parties hereto with respect to the subject matter hereof any may not be changed or terminated orally or by course of conduct.

13. Anything contained in the Sublease to the contrary notwithstanding, Tenant and Subtenant agree that all sums due to the Landlord pursuant to the Main Lease shall be paid directly by Tenant to Landlord.

14. Anything in Sections “9,” and/or “11,” of the Sublease to the contrary notwithstanding, the provisions of Articles 3, 4, 5, 6, 7, 8, 9, 10, 12, 18, 21, 46, 47, 49 and 50 of the Main Lease remain, and shall remain, in full force and effect as between Landlord and Tenant; this Consent shall neither decrease Landlord’s rights nor increase Landlord’s obligations under such Articles; this Consent shall neither decrease Tenant’s obligations nor increase Tenant’s rights under such Articles; and by this Consent Landlord does not undertake, accept or acknowledge any duties to Subtenant with respect to any obligations of Landlord pursuant to Articles 6, 7, 8, 9 and 10 of the Main Lease.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the day and year first above written.

LANDLORD:	We’re Associates Company

	By:	/s/ Bennett Rechler
Operating Partner

TENANT:	AMERICAN PRESCRIPTION PROVIDERS OF NEW YORK, INC.

	By:	/s/ R. Scott Jones
	(Print Name)	R. Scott Jones
	(Print Title)	President & CEO

SUBTENANT:	HENRY SCHEIN, INC.

	By:	/s/ Michael S. Ettinger
	(Print Name)	Michael S. Ettinger
	(Print Title)	Vice President & General Counsel.

State of NY	)
)ss.:
County of NASSAU	)

On the 11th day of Dec., 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared Bennett Rechler, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Elizabeth Rose
ELIZABETH ROSE
Notary Public, State of New York No. 01RO4896702 Qualified in Nassau County Commission Expires June 1, 2003

State of	)
)ss.:
Country of	)

On the ___ day of ___________, 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

State of NEW YORK	)
)ss.:
County of SUFFOLK	)

On the 4 day of DECEMBER, 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared Michael S. Ettinger, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Tat-Sing Leung
TAT-SING LEUNG
NOTARY PUBLIC, State of New York No. 30-4634192 Qualified in Nassau County Commission Expires August 31, 2002